RULE 22C-2 AGREEMENT


         THIS AGREEMENT is entered into as of March 12, 2007, by and between Allianz Global Investors Distributors LLC ("AGID"), the principal underwriter for Allianz Funds, PIMCO Funds and Fixed Income Shares (each a "Trust" and, collectively, the "Trusts") and Security Distributors, Inc. ("Intermediary").

         WHEREAS, Intermediary participates in the distribution, servicing or processing of Shares pursuant to the Intermediary Agreement (as defined below); and

         WHEREAS, AGID and Intermediary (each a "Party" and, together, the "Parties") seek to enter into this Agreement in order for the Trusts, AGID and Intermediary to comply with the requirements of Rule 22c-2 ("Rule 22c-2") under the Investment Company Act of 1940, as amended (the "1940 Act") .

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, AGID and Intermediary hereby agree as follows:

A.       SHAREHOLDER INFORMATION

A.1. AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide Fund Agent, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of the account, the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request.

         A.1.1. PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. Fund Agent may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established or utilized by a Trust or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

                  If requested by Fund Agent, Intermediary will provide the information specified in Section A.1 above for each trading day.

         A.1.2. FORM AND TIMING OF RESPONSE. Intermediary agrees to provide, promptly upon request of Fund Agent, the requested information specified in Section A.1. Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section A.1 is itself a "financial intermediary," as that term is defined in Rule 22c-2 (an "Indirect Intermediary") and, upon request of Fund Agent, promptly either (i) provide (or arrange to have provided) the information set forth in Section A.1 for those shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares in nominee name on behalf of other persons. Intermediary additionally agrees to inform Fund Agent whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties. To the extent practicable, the format for any Shareholder and transaction information provided to Fund Agent should be consistent with the NSCC Standardized Data Reporting Format.

         A.1.3. LIMITATIONS ON USE OF INFORMATION. Fund Agent agrees not to use the information received hereunder for marketing or any other similar purpose without the prior written consent of Intermediary; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of Fund Agent, a Trust or their affiliates (and not received from Intermediary) at the time the information is received pursuant to this Amendment or information which lawfully comes into the possession of Fund Agent, a Trust or their affiliates from a third party who is under no duty (contractual or otherwise) of confidentiality.

B.       EXECUTION OF TRADING RESTRICTION INSTRUCTIONS

B.1. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Fund Agent as having engaged in transactions in Shares (directly or indirectly through Intermediary's account) that violate policies established or utilized by a Trust or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund.

         B.1.1. FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

         B.1.2. TIMING OF RESPONSE. Intermediary agrees to execute instructions from Fund Agent as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Intermediary.

         B.1.3. CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to Fund Agent that Fund Agent's instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

C.       DEFINITIONS

         For purposes of this Agreement, certain terms are used as defined in the preamble or body of this Agreement. The following terms shall have the following meanings, unless a different meaning is clearly required by the context:

C.1. The term "Funds" shall mean the constituent series of the Trusts, but for purposes of Section A of this Agreement shall not include Funds excepted from the requirements of paragraph (a) of Rule 22c-2 by paragraph (b) of Rule 22c-2.

C.2. The term "Fund Agent" shall mean AGID or such other persons or entities as may be designated as such by the Trusts for purposes of this Agreement from time to time.

C.3. The term "Intermediary Agreement" shall mean the Selected Dealer Agreement, Bank and Bank Affiliated Broker-Dealer Agreement, Distribution Services Agreement, Shareholder Servicing Agreement, Late Settlement Agreement, Participation Agreement and/or other similar agreement(s) relating to transactions in Shares to which Intermediary or any of Intermediary's predecessors, successors or affiliates is a party.

C.4. The term "promptly" shall mean as soon as practicable but in no event later than five (5) business days from Intermediary's receipt of the request for information from Fund Agent

C.5. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund.

C.6.     The term "Shareholder" shall have the meaning set forth in Rule 22c-2.

C.7. The term "written" includes electronic writings and facsimile transmissions.

In addition, for purposes of this Agreement, the term "purchase" does not include the automatic reinvestment of dividends or distributions.

D.       COMPLIANCE MATTERS.

         As required by the Intermediary Agreement, Intermediary shall comply with provisions of the Prospectuses and Statement of Additional Information of each Trust, and with applicable federal and state securities laws. Among other things, Intermediary shall be responsible for reasonably assuring that: (a) only orders to purchase, redeem or exchange Shares received by Intermediary or any Indirect Intermediary prior to the Valuation Time shall be submitted directly or indirectly by Intermediary to the Fund or its transfer agent or other applicable agent for receipt of a price based on the net asset value per Share calculated for that day in accordance with Rule 22c-1 under the 1940

Act(1); and (b) Intermediary shall cause to be imposed and/or waived applicable redemption fees only in accordance with the relevant Fund's then current Prospectuses or Statement of Additional Information and/or as instructed by Fund Agent. Intermediary further agrees to make reasonable efforts to assist the Funds and their service providers (including but not limited to Fund Agent) to detect, prevent and report market timing or excessive short-term trading of Shares. To the extent Intermediary has actual knowledge of violations of Fund policies (as set forth in the applicable Fund's then current Prospectuses or Statement of Additional Information) regarding (i) the timing of purchase, redemption or exchange orders and pricing of Shares, (ii) market timing or excessive short-term trading, or (iii) the imposition of redemption fees, Intermediary agrees to report such known violations to Fund Agent. For purposes of this provision, the term "Valuation Time" refers to the time as of which the Shares are valued on each business day, currently the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m., Eastern Time) on each day that the New York Stock Exchange is open for business.

E.       SCOPE OF AGREEMENT

         Intermediary acknowledges and agrees that this Agreement shall apply to the handling of all transactions in Shares, whether authorized under the Intermediary Agreement or any other agreement between or among Intermediary and a Trust, any transfer agent of a Trust, AGID, any other Fund Agent or any of their affiliates, and further acknowledges and agrees that the Intermediary Agreement and any other such agreement is hereby modified to the extent necessary to reflect the agreements herein.

F.       EFFECTIVE DATE

         This Agreement shall be effective upon its execution hereof or, if later, upon the effectiveness of the provisions of Rule 22c-2 relating to agreements with "financial intermediaries" (as such term is defined in Rule 22c-2). Prior to the effective date of this Agreement, AGID and Intermediary agree that any request made to Intermediary by AGID for shareholder transaction information, and Intermediary's response to such request, shall be governed by whatever practices AGID and Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.



G.       AMENDMENTS TO COMPLY WITH RULE 22C-2

         This Agreement may not be amended without written consent of the parties hereto.


---------------
(1) Orders to purchase, redeem or exchange Fund shares received by Intermediary subsequent to the Valuation Time on any given day shall receive a price based on the next determined net asset value per Share in accordance with Rule 22c-1 under the 1940 Act.

         IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

                                                  ALLIANZ GLOBAL INVESTORS
                                                  DISTRIBUTORS LLC



                                                  ______________________________
                                                  By:
                                                  Title:



Legal name of Intermediary:


Security Distributors, Inc.



______________________________
By:
Title: